EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Earnings for the Fourth
Quarter and the Year Ended December 31, 2006.
YOUNGSTOWN, Ohio (February 1, 2007) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $5.7 million, or $0.19 per diluted share, for the three months ended December 31, 2006, compared to $5.4 million, or $0.19 per diluted share, for the three months ended December 31, 2005. Return on average equity for the three months ended December 31, 2006 was 8.00% compared to 8.12% for the same period in 2005. Return on average assets was 0.85% for the three months ended December 31, 2006. Return on average assets was 0.87% for the three months ended December 31, 2005.
Net income for the year ended December 31, 2006 was a record high $24.1 million, or $0.82 per diluted share, compared to $23.2 million, or $0.80 per diluted share, for the year ended December 31, 2005. Return on average equity for the year ended December 31, 2006 was 8.72% compared to 8.89% for the year ended December 31, 2005. Return on average assets was 0.92% for the year ended December 31, 2006. Return on average assets was 0.96% for the year ended December 31, 2005.
Chairman and Chief Executive Officer Douglas M. McKay commented, “We are pleased with the results of 2006, which is our most profitable year in the Company’s history despite a challenging interest rate environment and uncertainty in portions of our market area. As we begin 2007, we will continue to build on our most effective strategic initiatives for increasing both net interest income and non-interest income, and continuing to manage expenses while maintaining our focus on profitability, growth and sound capital management with the ultimate goal of increasing shareholder value.”
Fourth Quarter Results
Net interest income for the three months ended December 31, 2006 was $19.3 million compared to $20.6 million for the three months ended December 31, 2005. An increase of $5.2 million in interest earned on loans was exceeded by an increase in interest paid on deposits of $5.4 million, an increase in interest paid of $780,000 on Federal Home Loan Bank advances and $527,000 in interest paid on repurchase agreements and other borrowings.
Net interest margin for the three months ended December 31, 2006 was 3.04% compared to 3.48% for the three months ended December 31, 2005. An increase in non-accrual loans along with the migration of checking and savings balances to higher cost money market accounts and certificates of deposit led to this decline. The Company will continue to manage the loan portfolio composition through product emphasis and pricing, along with the pricing of deposits in an effort to minimize future narrowing of the margin.
The Company recorded a provision for loan losses of $1.3 million for both the three months ended December 31, 2006 and 2005. In determining the level of loan loss provision, the Company continues to evaluate the entire loan portfolio, including past loan loss experience, loan portfolio growth, information about specific borrower situations, estimated collateral values, general economic conditions and other factors. Net loan chargeoffs for the three months ended December 31, 2006 were $948,000 compared to $836,000 for the three months ended December 31, 2005.
Non-interest income was $10.7 million for the fourth quarter of 2006, compared to $9.3 million recorded for the fourth quarter of 2005. This change is primarily a result of many factors, including higher income from brokerage commissions, underwriting and investment banking income and gains on loans sold.
Non-interest expense decreased $417,000 for the quarter ended December 31, 2006, compared to the quarter ended December 31, 2005. The change is a result of a decrease in salaries and employee benefits of $286,000 and a decrease in other expenses of $326,000. These decreases were offset partially by increases in occupancy expenses, equipment and data processing expenses and franchise tax.
Year-to-date Results
Net interest income for the year ended December 31, 2006 increased $2.2 million, or 2.9% over the same period in 2005. The change is due primarily to increases of $27.3 million in interest earned on loans and $2.2 million in interest earned on available for sale securities, which were offset by increases in interest expense of $20.7 million on deposits, $3.9 million on Federal Home Loan Bank advances and $2.5 million on repurchase agreements and other borrowings. An increase in the average outstanding balance of net loans and changing interest rates equally accounted for the change in net interest income earned on loans. Rising interest rates and a migration to higher cost accounts accounted for $18.8 million of the change in interest bearing liabilities. The remaining change is a result of an increase in the average balance of those liabilities of $8.4 million.
The Company’s net interest margin for the year ended December 31, 2006 was 3.26%, which decreased by 21 basis points compared to 2005. This change was a result of the continued flat yield curve, the continued migration of checking and savings accounts to higher costing money market accounts and certificates of deposit and the increase in non-accrual loans. The Company will continue to manage the composition of its assets and liabilities to help mitigate the effects of a flat yield curve.
The provision for loan losses was $4.3 million, an increase of $1.3 million, for the twelve months ended December 31, 2006, compared to the twelve months ended December 31, 2005. Management estimates the provision required based on an analysis using past loan loss experience, loan portfolio growth, information about specific borrower situations, estimated collateral values, general economic conditions and other factors. Based on this analysis, management allocated $2.1 million to the consumer loan portfolio and $1.1 million to the construction loan portfolio and reduced reserves by $1.0 million in the real estate portfolio and $790,000 in the commercial portfolio. Net loan chargeoffs for the twelve months ended December 31, 2006 were $3.1 million compared to $3.2 million for the twelve months ended December 31, 2005.
Non-interest income increased $2.0 million for the year ended December 31, 2006, compared to the year ended December 31, 2005. The increase is due to higher brokerage commissions received in 2006, higher service fee income earned by Home Savings and Butler Wick and higher gains recognized on the sale of loans. Partially offsetting the increase was a decrease in underwriting and investment banking fees and a decrease in gains recognized on the sale of securities.
Non-interest expense increased $937,000 during the period ended December 31, 2006, compared to the same period in 2005. This change is a result of employee compensation and benefits increasing $971,000, which is attributable to higher employee incentives and higher employment taxes. Offsetting the aforementioned increase was a decrease in equipment and data processing expenses, the amortization of the core deposit intangible and other expenses.
During the period ended December 31, 2006, the Company recorded a $13.0 million provision for income taxes. This is an increase of $1.1 million over the same period in 2005 as a result of higher pre-tax income earned in 2006 compared to 2005. The effective tax rate at December 31, 2006 was 35.0% compared to 33.9% at December 31, 2005.
Financial Condition
Total assets increased $174.7 million to $2.7 billion at December 31, 2006, from $2.5 billion at December 31, 2005. This change was due primarily to increases in net loans of $156.1 million and securities of $35.6 million. These increases were offset partially by a decrease in margin accounts of $15.7 million.
During the year ended December 31 2006, growth of $156.1 million occurred in the loan portfolio, net of allowance for loan losses. Real estate loans increased $161.5 million, consumer loans increased $22.1 million and commercial loans increased $16.0 million. These increases were offset by a decrease in construction loans of $42.2 million. The allowance for loan losses was $17.0 million at December 31, 2006, compared to $15.7 million at December 31, 2005. Management estimates the allowance required based on an analysis using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, general economic conditions in the market area and other factors. The allowance for loan losses as a percentage of total loans was 0.75% at December 31, 2006 and 0.74% at December 31, 2005.
Non-performing loans consist of loans past due 90 days and on a non-accrual status, past due 90 days and still accruing, past due less than 90 days and on a non-accrual status and restructured loans. Non-performing loans increased $29.2 million from $24.3 million at December 31, 2005 to $53.4 million at December 31, 2006. The change occurred primarily in the construction loan and non-residential real estate segments of the portfolio. The Company believes the impact on the allowance for loan losses will remain minimal because the collateral value of the real estate remains above the current loan balances.
The growth in the loan portfolio was funded by an increase in liabilities of $158.1 million. During 2006, the Company experienced increases in money market accounts and certificates of deposit aggregating $205.2 million and an increase in repurchase agreements and other borrowings of $23.3 million, which were partially offset by a decrease in savings deposits of $64.1 million and in advances from the Federal Home Loan Bank of $10.3 million.
Shareholders’ equity increased $16.6 million, or 6.3%, during the year ending December 31, 2006. The increase primarily was attributable to increased earnings for the period offset by dividend payments made to shareholders. Book value per share and tangible book value per share as of December 31, 2006, were $9.08 and $7.95, respectively. For the period ending December 31, 2005, book value per share and tangible book value per share were $8.52 and $7.37, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 37 full service banking offices and 6 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 21 offices providing full service retail brokerage, capital markets and trust services throughout Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “believes”, “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	December 31, 2006	December 31, 2005
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$35,637	$37,545
Securities	248,317	212,682
Federal Home Loan Bank stock, at cost	25,432	24,006
Loans held for sale	26,960	29,109
Loans:
Real estate	1,393,814	1,232,318
Construction	414,141	456,346
Consumer	345,607	323,515
Commercial	116,952	100,977
Allowance for loan losses	(16,955)	(15,723)

Net loans	2,253,559	2,097,433
Real estate owned and other repossessed assets	3,242	2,514
Goodwill	33,593	33,593
Core deposit intangible	1,534	2,118
Cash surrender value of life insurance	23,137	22,260
Other assets	52,134	67,590

Total assets	$2,703,545	$2,528,850

LIABILITIES
Deposits:
Interest-bearing	$1,720,426	$1,584,926
Noninterest-bearing	102,509	96,918
Federal Home Loan Bank advances	465,253	475,549
Repurchase agreements and other	98,511	75,214
Other liabilities	35,513	31,508

Total liabilities	2,422,212	2,264,115
SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	145,834	143,896
Retained earnings	220,527	207,120
Accumulated other comprehensive income	(1,296)	(1,845)
Unearned compensation	(11,287)	(13,108)
Treasury stock, at cost; 6,827,143 and 6,742,345 shares, respectively	(72,445)	(71,328)

Total shareholders’ equity	281,333	264,735

Total liabilities and shareholders’ equity	$2,703,545	$2,528,850

Book value per share	$9.08	$8.52
Tangible book value per share	$7.95	$7.37

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$42,692	$37,330	$165,430	$136,052
Interest expense	23,389	16,723	84,428	57,296

Net interest income	19,303	20,607	81,002	78,756

Provision for loan losses	1,322	1,275	4,347	3,028
Noninterest income:
Brokerage commissions	5,193	4,510	19,882	18,508
Service fees and other charges	2,979	3,216	12,546	12,471
Underwriting and investment banking	594	115	814	876
Net gains (losses):
Securities	(14)	80	56	463
Loans sold	1,044	574	2,943	2,250
Other	(45)	(162)	(63)	(22)
Other income:	982	990	4,096	3,714

Total noninterest income	10,733	9,323	40,274	38,260

Noninterest expense:
Salaries and employee benefits	13,140	13,426	52,272	51,301
Occupancy	1,120	1,087	4,450	4,115
Equipment and data processing	2,298	2,207	8,998	9,067
Amortization of core deposit intangible	205	255	584	770
Other noninterest expense	3,208	3,413	13,514	13,628

Total noninterest expense	19,971	20,388	79,818	78,881

Income before taxes	8,743	8,267	37,111	35,107
Income taxes	3,074	2,840	13,000	11,910

Net income	$5,669	$5,427	$24,111	$23,197

Basic earnings per share	$0.19	$0.19	$0.83	$0.81
Diluted earnings per share	$0.19	$0.19	$0.82	$0.80
Dividends paid per share	$0.09	$0.0825	$0.36	$0.330

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	June 30,
	2006	2006	2006
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED)

Net loans (including allowance for loan losses of $16,955, $16,582 and $15,970, respectively)	$2,247,958	$2,214,216	$2,175,424
Loans held for sale	28,649	39,855	42,931
Securities	227,943	215,377	223,903
Margin accounts	16	13,766	16,366
Other interest-earning assets	32,224	28,449	28,946
Total interest-earning assets	2,536,790	2,511,663	2,487,570
Total assets	2,677,818	2,651,565	2,623,217
Certificates of deposit	1,140,926	1,119,756	1,099,823
Interest-bearing checking, demand and savings accounts	559,322	558,389	553,644
Other interest-bearing liabilities	557,785	562,849	559,287
Total interest-bearing liabilities	2,258,033	2,240,994	2,212,754
Noninterest-bearing deposits	97,116	96,905	96,889
Total noninterest-bearing liabilities	136,214	133,187	136,572
Total liabilities	2,394,247	2,374,181	2,349,326
Shareholders’ equity	283,571	277,384	273,891
Common shares outstanding for basic EPS calculation	29,096	28,999	29,029
Common shares outstanding for diluted EPS calculation	29,493	29,381	29,388

SUPPLEMENTAL LOAN DATA:

Loans originated	$270,843	$247,363	$285,187
Loans purchased	54,384	65,151	66,601
Loans sold	57,469	71,311	54,379
Loan chargeoffs	1,046	920	902
Recoveries on loans	98	56	79

	As of	As of	As of
	December 31,	September 30,	June 30,
	2006	2006	2006
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$52,646	$35,617	$27,161
Restructured loans	1,385	1,026	1,483
Real estate owned and other repossessed assets	3,242	3,679	2,927
Total nonperforming assets	58,069	41,552	32,273
Mortgage loans serviced for others	861,543	879,745	854,347
Securities trading, at fair value	10,786	4,514	7,031
Securities available for sale, at fair value	237,531	209,794	214,619
Federal Home Loan Bank stock, at cost	25,432	25,053	24,696

Number of full time equivalent employees	807	816	830

REGULATORY CAPITAL DATA

Tier 1 leverage ratio	7.68%	8.67%	8.49%
Tier 1 risk-based capital ratio	9.49%	10.64%	10.34%
Total risk-based capital ratio	11.70%	11.43%	11.10%